EXHIBITS 99.1

Bio-Tracking Security Systems Inc. announces the nomination of a new, President and CEO.

MONTREAL, Quebec., October 29th — Bio-Tracking Security Systems, Inc., (NASD OTC Bulletin Board: BTSI ), a designer and manufacturer of vehicle asset tracking and security systems, is pleased to announce that it has retained the services of Mr. Angelo Martelli to assume the role of President and CEO of the Company.

Mr. Martelli will replace Mr. Jean-Francois Amyot, as President and CEO, and Mr. Amyot will remain on the board of directors as Chairman in the interim, providing the time necessary for Mr. Martelli to familiarize himself with current files and focus on building his management team and plan. Mr. Amyot had accepted an interim role in order to put the corporation back on track and work towards the objective of finding a profitable business model for the corporation thereby creating value for its shareholders. Mr. Martelli’s mandate will be to continue the work initiated by Mr. Amyot and his nomination is effective immediately.

“We have established a limited number of objectives that we wish to achieve over the course of the next few days. The first objective will be to begin searching for a management team capable of handling a transition to a merger and acquisition mode of operation” stated Mr. Martelli.

Mr. Martelli is a partner at DS Bancorp, an Investment Banking firm located within Montreal’s international financial district. Mr. Martelli is a Chartered Accountant with extensive experience within the areas of business process improvement, investment analysis, audit and accounting.

About Bio-Tracking Security Systems, Inc.

Bio-Tracking Security Systems Inc. of Montreal, Quebec, designs and manufactures vehicle asset tracking and security systems, based on patent pending, Inertial Navigation, Biometric Fingerprint Identification and Spread Spectrum Communication technologies.

The Bio-Tracking Security’s proprietary technology precisely determines if a person is an authorized user of a vehicle or any other piece of equipment protected by Bio-Tracking. Our proprietary Biometric Fingerprint ID is a technology unmatched and amazingly reliable.